NEWS RELEASE

FOR IMMEDIATE RELEASE                              Contact:  Reid Cox
November 7, 2007                                             Investor Relations
                                                             916-786-1799
                                                             r.cox@surewest.com


                   SUREWEST REPORTS THIRD QUARTER 2007 RESULTS
                     Broadband Segment Posts Strong Results


(ROSEVILLE, CALIFORNIA)--Leading independent telecommunications holding company SureWest Communications (NASDAQ: SURW) announced operating results today for the quarter ended September 30, 2007. Highlights for the third quarter of 2007 compared to the third quarter of 2006 include:

o Consolidated revenues from continuing operations decreased 2% as strong Broadband performance substantially offset anticipated declines in Telecom and Wireless segment revenues

      o Broadband segment revenues grew 15%, total RGUs increased 13% and ARPU increased $1.12 to $77.24

      o     Broadband segment achieved second consecutive quarter of positive
            EBITDA

      o     Broadband segment revenues increased to 34% of total revenues from
            29%

o Consolidated income from continuing operations decreased by $76 thousand; from $812 thousand in the third quarter of 2006 to $736 thousand in the third quarter of 2007, as a result of Broadband performance substantially replacing declining Telecom access line profitability

o 11,364 fiber marketable homes were added since the third quarter of 2006, while total marketable homes penetration increased to 30% from 27%


"For the past several years we have been upgrading and expanding the network as well as diversifying the revenue streams across our high-speed platform," said Steve Oldham, SureWest's president and chief executive officer. "This successful transformation from a traditional provider of voice products into a leading edge provider of a broad array of services is evident in the third quarter results, with 15% Broadband revenue growth and 16% Broadband business access line growth helping to offset anticipated access line declines in the telephone businesses."

Operational Highlights

Marketable Homes
Compared to the third quarter of 2006, 11,364 fiber marketable homes have been added while, total marketable homes penetration increased to 30% from 27%. The increase in fiber marketable homes is a result of the continued expansion and upgrading of the fiber footprint into regions with the potential to achieve greater than 35% penetration.

Data, Video and Voice
                                           Y-O-Y comparison     Q-O-Q comparison
                                           ----------------   ------------------
                                 3Q07      3Q06      Change     2Q07      Change
                               -------   -------    -------   -------   -------
Broadband
    Data RGUs                   60,756    52,777        15%    59,792         2%
    Video RGUs #                20,155    18,578         8%    19,794         2%
    Voice RGUs                  19,835    17,729        12%    19,747         0%
    Total Broadband RGUs       100,746    89,084        13%    99,333         1%
ILEC
    Voice access lines         116,914   126,349        -7%   120,969        -3%
--------------------------------------------------------------------------------
# A minor downward adjustment has been made to the Broadband Video RGUs for the second quarter of 2007. No adjustments were made to the 2006 third quarter counts.

Data
The Data revenue generating unit (RGU) increase of 15% year-over-year indicates a growing demand for SureWest's high-speed data services.

"The continued growth in data RGUs supports our strategy to expand our advanced fiber network," said Oldham. "Our customers' ability to access bandwidth intensive services across this hyper-speed fiber network is what differentiates us from our competition."

Video
Video RGUs increased 8% year-over-year as a result of strong acceptance of SureWest's superior customer experience. The launch of a dual tuner high definition (HD) digital video recorder (DVR) will be a vital addition to the video product line and is expected to accelerate video RGU growth. Video RGUs increased 2% compared to the preceding quarter.

"We currently have over 20 beta testers reviewing our DVR and the progress has been excellent," Oldham said. "The quality of this integrated HD DVR is amazing and we expect a full launch before the end of the year.

"In response to customer demand, we are also excited to announce yet another increase to our HD channel lineup. We previously mentioned a boost from 26 to nearly 40 HD channels by the end of November. We now anticipate growing that number by the end of 2007."

Voice
Broadband residential voice RGU growth of 12% from the prior year was a result of strong demand for voice as one of multiple services on the fiber platform.

As expected, residential access lines in the ILEC territory decreased by 7% year-over-year to 116,914 at the end of the third quarter of 2007, due to recently introduced competition in addition to the continuing migration of secondary access lines to alternative platforms. Trends are indicating that access line loss to competition has lessened following a peak in the July and August timeframes.

Broadband business access lines increased 16% year-over-year to 2,791 in the third quarter of 2007.

"We are seeing the benefits of our efforts to upgrade the network and diversify revenue streams to offset anticipated access line losses," Oldham said. "Growth areas such as our broadband triple-play and business services customized for small-to-medium-sized enterprises are already substantially offsetting declines in access lines and positioning the company for robust growth."

Wireless
Wireless subscribers declined by 3% year-over-year to 50,809 at the end of the third quarter of 2007, due in part to the termination of pre-paid calling plans designed to migrate customers to post-paid contracts, as well as an overall maturing of this market as customer penetration rates begin to plateau. The Company continues to focus on the retention and growth of the contract customer subscriber base through improved dealer channels and new marketing promotions.

Financial Highlights

Consolidated revenues from continuing operations decreased 2% year-over-year to $51.6 million in the third quarter of 2007, with strength in growth segments substantially offsetting declines in the Telecom and Wireless segments.

The Broadband segment revenue increase in the third quarter of 2007 compared to the prior year quarter was due to growth in subscribers and RGUs from the targeted expansion of the fiber network. Average revenue per customer (ARPU) for the Broadband segment increased by $1.12 year-over-year to $77.24 in the third quarter of 2007 reflecting an increase in the average number of services purchased by subscribers. The declines in the Telecom segment revenues are consistent with the expected decline in telecom access lines from replacement technologies and the initial impact of access line loss to competition.

Periodic National Exchange Carrier Association (NECA) cost of service studies for the Telecom segment can result in adjustments to revenues for some intrastate services. Third quarter 2007 revenues were decreased by $0.1 million associated with such cost studies, compared to an increase of $0.2 million for the third quarter of 2006, and the increase of $0.7 million for the second quarter of 2007.

The declines in the Wireless segment revenues are a result of a reduction in overall subscribers and a decrease in equipment revenue resulting from decreases in the average selling price per handset and in the quantity of handsets sold. However, these were partially offset by an increase in feature revenues. ARPU for the Wireless segment remained essentially unchanged year-over-year at $49.71.

Operating expenses, exclusive of depreciation and amortization, increased 4% year-over-year to $35.5 million in the third quarter of 2007. Cost of Services and Products expense increased due primarily to the costs associated with growth in the Broadband subscriber base and network. Customer operations and selling expense increased primarily due to additional brand advertising, which will provide the Company with market exposure. The increase in General and Administrative expenses resulted from consulting and advisory costs related to strategic and outsourcing initiatives. The decline in costs associated with freezing the Company's defined benefit plan were partially offset by the enhancement of other employee benefit programs as SureWest continues to aggressively reduce costs while providing compensation plans designed to foster superior employee performance and job satisfaction.

Depreciation and amortization decreased by 7% year-over-year to $14.3 million in the third quarter of 2007, resulting from an extension in the estimated useful lives for broadband network assets. This decrease was partially offset by an increase in expenses associated with the network expansion.

(Amounts in thousands)                     2007                   2006
                                   --------------------    --------------------
                                     3Q07         YTD        3Q06         YTD
                                   --------    --------    --------    --------
Operating EBITDA:
    Telecom                        $ 17,056    $ 51,117    $ 19,460    $ 55,566
    Broadband                            29          76        (267)     (3,624)
    Wireless                           (917)     (3,550)       (787)     (1,452)
                                   --------    --------    --------    --------
      Total operating EBITDA       $ 16,168    $ 47,643    $ 18,406    $ 50,490

Consolidated operating earnings before interest, taxes, depreciation and amortization (defined as Operating EBITDA and reconciled to GAAP results in the accompanying tables) decreased by 12% year-over-year to $16.2 million in the third quarter of 2007 as a result of the previously described revenues and expenses. Despite the overall decrease in EBITDA, the Broadband segment achieved a second consecutive quarter of positive EBITDA.

Net income for the third quarter 2007 of $736 thousand decreased from $2.2 million a year earlier due to the impact of discontinued operations of $1.3 million from the directory operations.

Selected unaudited financial results by operating segment for the quarter ended September 30, 2007 are as follows:

(Amounts in thousands)

                                             Telecom   Broadband   Wireless   Eliminations    Consolidated
                                             -------   ---------   --------   ------------    ------------
Operating revenues from external customers   $26,197   $  17,523   $  7,929                   $     51,649
Intersegment revenues                          6,004         377        766         (7,147)             --
                                             -------   ---------   --------                   ------------
Total revenues                                32,201      17,900      8,695                         51,649

Cost of services and products                  7,909      10,840      5,843         (6,204)         18,388
Customer operations and selling                3,099       3,732      2,540           (739)          8,632
                                             -------   ---------   --------                   ------------
Contribution margin                          $21,193   $   3,328   $    312                   $     24,629

General and administrative                                                                           8,461
                                                                                              ============
Operating EBITDA                                                                              $     16,168
                                                                                              ------------

Capital Expenditures

Consolidated capital expenditures totaled $34.4 million for the nine months ended September 30, 2007, a 7% reduction over the same period in the prior year. The Company continues to focus its capital expenditures on its targeted network build and success-based capital associated with increased penetration and ARPU on the existing network. Capital expenditures for 2007 are expected to be approximately $53 million, which is consistent with the 2006 levels. At the current level of new real estate development in or near its footprint, the Company believes it has two to three years remaining on its opportunity to selectively upgrade its copper platform in the ILEC to fiber, and to complete current network expansion plans.

Conference Call and Webcast
SureWest Communications will provide details about its results and business strategy on Wednesday, November 7, 2007 at 12:00 p.m. Eastern Time. A simultaneous live webcast of the call will be available at www.surw.com and will be archived shortly after the conclusion of the call. Additionally, a telephone replay of the call will be available through Wednesday, November 14, 2007 by dialing (888) 286-8010 and entering passcode 99282036.

About SureWest
Serving the Northern California region for more than 90 years, SureWest Communications (www.surewest.com) is one of the nation's leading integrated communications providers, and is the bandwidth leader in the markets it serves. SureWest's bundled offerings include an array of advanced IP-based digital video, high-speed Internet, local and long distance telephone, and wireless PCS. SureWest's fiber-to-the-premise IP-based network features high-definition video and symmetrical Internet speeds of up to 50 Mbps. Its copper platform provides IP-based digital video, digital voice and DSL broadband and is in the process of being upgraded to fiber in select areas to increase the number of revenue generating units available in those markets.


Safe Harbor Statement
Statements made in this news release that are not historical facts are forward-looking statements and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. In some cases, these forward-looking statements may be identified by the use of words such as may, will, should, expect, plan, anticipate, or project or the negative of those words or other comparable words. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Such forward-looking statements are subject to a number of risks, assumptions and uncertainties that could cause the company's actual results to differ from those projected in such forward-looking statements.

Important factors that could cause actual results to differ from those set forth in the forward-looking statements include, but are not limited to: advances in telecommunications technology, changes in the telecommunications regulatory environment, changes in the financial stability of other telecommunications providers who are customers of the company, changes in competition in markets in which the company operates, adverse circumstances affecting the economy in California in general, and in the Sacramento, California Metropolitan area in particular, the availability of future financing, changes in the demand for services and products, new product and service development and introductions, and pending and future litigation.
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